Exhibit 99.1

FOR IMMEDIATE RELEASE	April 7, 2008
ALPHA NATURAL RESOURCES ANNOUNCES COMPLETION OF
CONCURRENT PUBLIC OFFERINGS OF COMMON STOCK AND
CONVERTIBLE NOTES
ABINGDON, VA, April 7, 2008 — Alpha Natural Resources, Inc. (NYSE: ANR) today announced the completion of its public offerings of 4,181,817 shares of common stock, including 545,454 shares purchased by the underwriters pursuant to their over-allotment option, and $287.5 million aggregate principal amount of 2.375% convertible senior notes due 2015, including $37.5 million aggregate principal amount of notes purchased by the underwriters pursuant to their over-allotment option. The aggregate gross proceeds from the common stock offering and the notes offering, before commissions and expenses, are approximately $460 million. Both offerings were significantly oversubscribed.
“We’re very pleased with the outcome of this capital markets transaction, which drew tremendous interest and support from the investment community,” said Mike Quillen, Alpha’s Chairman and CEO. “It significantly enhances our liquidity and gives us the means to further our growth plans.”
Alpha intends to use the net proceeds from the offerings for the repurchase of up to $175 million aggregate principal amount of the 10% senior notes due 2012 co-issued by two of its subsidiaries, as well as for other general corporate purposes, which may include acquisitions or investments in businesses, products or technologies and repayment of other indebtedness. The tender offer for the senior notes was launched on April 1, 2008.
UBS Investment Bank and Citi were joint book-running managers of both offerings. Wachovia Securities and Wedbush Morgan Securities Inc. acted as senior co-managers for the offerings. BB&T Capital Markets, BMO Capital Markets, Daiwa Securities America Inc., National City Capital Markets, PNC Capital Markets LLC and Societe Generale acted as co-managers for the offerings.
Prior to launching the capital markets offerings, Alpha and its subsidiary, Alpha Natural Resources, LLC, also entered into two amendments to their credit agreement. One of these amendments increased the amount available under the revolving line of credit from $275.0 million to $375.0 million. The other amendment, among other things, removed Alpha Natural Resources, Inc. from the application of most of the restrictive covenants and added exceptions to certain other covenants relating to payment of dividends and distributions, which permitted Alpha to consummate the capital markets offerings.
About Alpha Natural Resources
Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 89 percent of the company’s reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 58 mines supplying 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,600 people.
Investor/Media Contact: Ted Pile (276) 623-2920

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